Exhibit 21.1

SUBSIDIARIES OF FINGERMOTION, INC.

The following is a list of all the subsidiaries of the Company and the corresponding jurisdiction of incorporation or organization of each. All subsidiaries of the Company are directly or indirectly owned by the Company.

Name of Subsidiary	Place of Incorporation/Formation	Ownership Interest
Finger Motion Company Limited (1)	Hong Kong	100%
Finger Motion (CN) Global Limited (2)	Samoa	100%
Finger Motion (CN) Limited (3)	Hong Kong	100%
Shanghai JiuGe Business Management Co., Ltd. (4)	PRC	100%
Shanghai JiuGe Information Technology Co., Ltd. (5)	PRC	Contractually controlled (5)
Beijing XunLian TianXia Technology Co., Ltd. (6)	PRC	Contractually controlled (6)
Finger Motion Financial Group Limited (7)	Samoa	100%
Finger Motion Financial Company Limited (8)	Hong Kong	100%
Shanghai TengLian JiuJiu Information Communication Technology Co., Ltd. (9)	PRC	Contractually controlled (9)

Notes:

(1)	Finger Motion Company Limited is a wholly-owned subsidiary of FingerMotion, Inc.

(2)	Finger Motion (CN) Global Limited is a wholly-owned subsidiary of FingerMotion, Inc.

(3)	Finger Motion (CN) Limited is a wholly-owned subsidiary of Finger Motion (CN) Global Limited.

(4)	Shanghai JiuGe Business Management Co., Ltd. is a wholly-owned subsidiary of Finger Motion (CN) Limited.

(5)	Shanghai JiuGe Information Technology Co., Ltd. is a variable interest entity that is contractually controlled by Shanghai JiuGe Business Management Co., Ltd.

(6)	Beijing XunLian TianXia Technology Co., Ltd. is a 99% owned subsidiary of Shanghai JiuGe Information Technology Co., Ltd.

(7)	Finger Motion Financial Group Limited is a wholly-owned subsidiary of FingerMotion, Inc.

(8)	Finger Motion Financial Company Limited is a wholly-owned subsidiary of Finger Motion Financial Group Limited.

(9)	Shanghai TengLian JiuJiu Information Communication Technology Co., Ltd. is a 99% owned subsidiary of Shanghai JiuGe Information Technology Co., Ltd.